                                                                   Exhibit 10.16


                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into effective the 7th day of March 2002 by and between Wackenhut Corrections Corporation ("Company" or "Company") and Wayne H. Calabrese ("Executive"), or collectively, "the Parties".

WHEREAS, Executive and Company have previously entered into an Executive Severance Agreement (the "Severance Agreement") and Wackenhut Corrections Corporation Retirement Agreement (the "Prior Retirement Agreement"), both effective May 4, 2001, whereby, INTER ALIA, the Executive is to receive certain payments and benefits upon a Change in Control (as defined in the Severance Agreement) and subsequent termination of Executive's employment by the Company within a one year period following the date of a Change in Control, or by the resignation of Executive following a date that is more than one year, but less than two years, following the date of a Change in Control; and

WHEREAS, The Wackenhut Corporation (TWC), a company listed on the New York Stock Exchange and majority owner of Company, and Group 4 Falck, a Danish company registered on the Copenhagen Exchange, have announced an intention to merge TWC with a subsidiary of Group 4 Falck, and the announced merger, if completed, will constitute a Change of Control under the terms of the Severance Agreement and the terms of this Agreement; and

WHEREAS, the Executive and Company wish to cancel and terminate the Severance Agreement and replace the Severance Agreement with this Agreement in order to facilitate the continued employment of Executive under restructured terms and conditions that will benefit the Company and better achieve the objectives of Executive and Company as further set forth herein in the event of a Change in Control (whether such Change in Control is the result of the announced intended merger of TWC with a subsidiary of Group 4 Falck, or in the event such announced merger is not consummated, as a result of a subsequent transaction constituting a Change in Control as defined below); and

WHEREAS, Executive is currently employed by Company in the capacity of President & Chief Operating Officer, and, in the event of a Change in Control (as defined below), Executive and Company desire to (1) continue the employment of Executive in such capacity on the terms and conditions set forth in this Agreement; (2) provide the Executive with a payment and other benefits related to a Change in Control of the Company in recognition of the Executive's contribution to the value of the Company and the Executive's willingness to cancel the Severance Agreement; and (3) enter into this Agreement with the Company that includes an extended non-competition provision; and

WHEREAS, Executive and Company are entering into an Executive Retirement Agreement (the "Retirement Agreement") contemporaneously with this Agreement; and

WHEREAS, the basic terms and conditions of this Agreement and the Retirement Agreement were reviewed and approved by the Board of Directors of WCC and the Nominating and

Compensation Committee members of the Board of Directors of WCC at a meeting held on the of March 7, 2002;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1. POSITION AND DUTIES. Company hereby agrees to continue to employ Executive and Executive hereby accepts continued employment and agrees to continue to serve as President & Chief Operating Officer. Executive will perform all duties and responsibilities and will have all authority inherent in the position of President & Chief Operating Officer.

2. TERM OF AGREEMENT AND EMPLOYMENT. The term of this Agreement shall begin upon the date first set forth above and continue until the termination of Executive's employment with the Company for any reason. The term of Executive's employment under this Agreement will be for an initial period of two (2) years, beginning on the first day of the first month following a Change in Control (as defined in Section 3) (the "Commencement Date"), and terminating two years thereafter. The term of employment under this Agreement will be automatically extended by one day every day such that it has a continuous "rolling" two-year term, unless otherwise terminated pursuant to paragraph 7. TERMINATION. Prior to any Change in Control (as defined in Section 3) occurring, Executive shall continue to be employed in Executive's current capacity and be subject to the same terms and conditions of employment as exist immediately prior to the effective date of this Agreement.

3. DEFINITIONS.

         A. CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred as of the day that any one or more of the following conditions shall have been satisfied:

                           (i) any "person" as such term is used in Section
                  12(d) and 14(d) of the Securities Exchange Act of 1934, (the "Exchange Act") (other than the Company, TWC or any trustee or other fiduciary holding securities under any employee benefit plan of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or a successor by merger, consolidation or similar transaction, referred to in this Section as a "successor") representing a percentage of combined voting power of the Company's (or its successor's) then outstanding securities which is greater than the percentage of the combined voting power represented by securities of the Company (or its successor) then owned by TWC; provided, however, that for purposes of this clause (i), the percentage so owned by TWC shall not be treated as beneficially owned by any direct or indirect shareholder of TWC; and provided further, that the transfer of securities of the Company owned by TWC to any direct or indirect shareholders of TWC in connection with any one or more spin-offs, split-offs, split-ups, corporate distributions or similar transactions consummated as part of an integrated plan involving TWC's direct or indirect shareholders (a "Restructuring Transaction") shall not be deemed to constitute a Change in Control; or

                           (ii) after consummation of a Restructuring
                  Transaction, any person, as defined above (other than the Company, TWC or any trustee or other fiduciary holding securities under any employee benefit plan of the Company), is or becomes the beneficial owner, as defined above, directly or indirectly, of securities of the Company or its successor representing a majority of the combined voting power of the Company's (or its successor's) then outstanding securities; provided, however that the ownership of securities of the Company constituting such a majority by a person immediately after consummation of a Restructuring Transaction and by such person thereafter shall not constitute a Change in Control; and provided further, that the subsequent acquisition of securities by another person which causes such other person to own such a majority will constitute a Change in Control; or

                           (iii) the Company consummates (1) an agreement for
                  the sale or disposition by the Company of all or substantially all of the Company's assets except pursuant to a merger, consolidation or similar transaction involving the Company and a successor (as defined above) (said merger, consolidation or similar transaction shall be tested only pursuant to clause
                  (i) above) or (2) a plan of complete liquidation of the Company, or

                           (iv) any "person," as such term is used in Section
                  13(d) and 14(d) of the Exchange Act (other than the Company, TWC, members of the TWC Controlling Shareholder Group, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or TWC), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of TWC representing 30% or more of the combined voting power of TWC's then outstanding securities; or

                           (v) the shareholders of TWC approve a merger or
                  consolidation of TWC with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of TWC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more that 80% of the combined voting power of the voting securities of TWC or such surviving entity outstanding immediately after such merger or consolidation; or

                           (vi) TWC consummates (1) an agreement for the sale or
                  disposition by TWC of all or substantially all of TWC's assets except pursuant to a merger, consolidation or similar transaction involving TWC where TWC is not the surviving entity (said merger, consolidation or similar transaction shall be tested only pursuant to clause (v) above) or (2) a plan of complete liquidation of TWC; or

                           (vii) the total combined voting power of TWC (or any
                  successor entity) represented by shares of voting stock owned by members of the TWC Controlling Shareholder Group is reduced to 30% or less.

                           Notwithstanding the foregoing, in no event shall a
                  Change in Control be deemed to have occurred with respect to the Executive if the Executive is part of a purchasing group that consummates a transaction causing a Change in Control. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is a direct or indirect equity participant in the purchasing company or group. Furthermore, the occurrence of any of the events listed in clauses (iv), (v), (vi) or (vii) above shall not constitute a Change in Control if they occur after consummation of a Restructuring Transaction.

                           The "TWC Controlling Shareholder Group" includes (i)
                  George R. Wackenhut, (ii) the spouse and lineal descendants of George R. Wackenhut, (iii) any trust whose only beneficiaries are person described in the foregoing clauses (i) and (ii), and (iv) Affiliates of the persons described in the foregoing clauses (i), (ii) and (iii). An "Affiliate" of a person includes only a corporation, limited liability company, partnership, or similar entity where all of the voting securities or ownership interests of said entity are directly owned by such person. Unless otherwise defined, a "person" includes any natural person and any corporation, limited liability company, partnership, trust or other entity.

                           Once a Change in Control occurs after the execution
                  of this Agreement, the subsequent occurrence of another event which is described above shall not be considered to be a Change in Control under this Agreement.

         B. CHANGE IN CONTROL PAYMENT. For purposes of this Agreement, the "Change in Control Payment" shall mean an aggregate amount of money equal to the product of three (3) multiplied by the sum of the Executive's annual base salary as in effect at the time of the Commencement Date, plus the annual bonus the Executive received for calendar year 2001 (paid in 2002), together with any Equalization Payment paid in accordance with Section 3.B.(i). In the event that the Company does not pay the Change in Control Payment by the due dates specified in this Agreement, then any unpaid amount shall bear interest at the rate of 18 percent per annum, compounded monthly, until it is paid.

                  i. EQUALIZATION PAYMENTS. If any of the Change in Control Payment will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash additional amounts (the "Gross-Up Payments") such that the net amount retained by the Executive after deduction from the Change in Control Payment and the Gross-Up Payments of any Excise Tax imposed upon the Change in Control Payment and any federal, state and local income tax and Excise Tax and any other tax imposed upon the Gross-Up Payments shall be equal to the original amount of the Change in Control Payment, prior to deduction of any Excise Tax imposed with respect to the Change in Control Payment. The Gross-Up Payments are intended to place the Executive in the same economic position he would have been in if the Excise Tax did not apply. The Gross-Up Payments shall be paid to the Executive at the earlier of the time that Change in Control Payments are paid to the Executive, or the time when any Excise Tax relating to said Change in Control Payments becomes due and payable. For purposes of determining the Gross-Up Payments pursuant to this
                  Section 3.B.(i), the Change in Control Payment shall also include any other amounts which would be considered "Parachute Payments" (within the meaning of Section 280G(b)(2) of the Code) to the Executive, including, but not limited to, the value of any Executive Benefits and Retirement Payments made pursuant to the terms of the Retirement Agreement to the extent provided for by Code Section 280G and final, temporary or proposed regulations thereunder, and Gross-Up Payments relating to said amounts shall be paid to the Executive at the earlier of the time that said amounts are paid to the Executive, or the time when any Excise Tax relating to said amounts becomes due and payable.

                  ii. TAX RATES. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

                  iii. TAX CALCULATION. Simultaneously with the Company's payment of the Change in Control Payment, the Company shall deliver to the Executive a written statement specifying the total amount of the Change in Control Payment and the Gross-Up Payment, together with all supporting calculations. If the Executive disagrees with the Company's calculation of either of said payments, the Executive shall submit to the Company, no later than 30 days after receipt of the Company's calculations, a written notice advising the Company of the disagreement and setting forth his calculation of said payments. The Executive's failure to submit such notice within such period shall be conclusively deemed to be an agreement by the Executive as to the amount of the Change in Control Payment and the Gross-Up Payment. If the Company agrees with the Executive's calculations, it shall pay any shortfall to the Executive within 20 days after receipt of such a notice form the Executive, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Change in Control Payment through the actual date of payment of said shortfall. If the Company does not agree with the Executive's calculations, it shall provide the Executive with a written notice within 20 days after the receipt of the Executive's calculations advising the Executive that the disagreement is to be referred to an independent accounting firm for resolution. Such disagreement shall be referred to an independent "Big 5" accounting firm which is not the regular accounting firm of the Company and which is agreed to by the Company and the Executive within 10 days after issuance of the Company's notice of disagreement (if the Parties cannot agree on the identity of the accounting firm which is to resolve the dispute, the accounting firm shall be selected by means of a coin toss conducted in Palm Beach County, Florida by counsel to the Executive on the first business day after such 10 day period in such a manner as such counsel may specify). The accounting firm shall review all information provided to it by the Parties and submit a written report setting forth its calculation of the Change in Control Payment and the Gross-Up Payment within 15 days after submission of the matter to it, and such decision shall be final and binding on all of the Parties. The fees and expenses charged by said accounting firm shall be paid by the Company. If the amount of the Change in Control Payment or Gross-Up Payment actually paid by the Company was less than the amount calculated by the accounting firm, the Company shall pay the shortfall to the Executive within 5 days after the accounting firm submits its written report, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Change in Control Payment through the actual date of payment of said shortfall.

                  iv. SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service imposes an Excise Tax with respect to the Change in Control Payment that is greater than the Excise Tax calculated hereunder, the Company shall reimburse the Executive for the full amount necessary to made the Executive whole in accordance with the principles set forth above, including any interest and penalties which may be imposed.

         C. GOOD REASON. Termination by Executive of his employment for "Good Reason" shall mean a termination by Executive upon:

                           (i) A material reduction in Executive's title or
                  responsibilities;

                           (ii) Any reduction in Executive's base salary or
                  annual bonus;

                           (iii) A diminution in the Executive's eligibility to
                  participate in bonus, stock options, incentive awards and other compensation plans or a diminution in Executive Benefits (as defined below); or

                           (iv) A change in the location of Executive's
                  principal place of employment by the Company of more than 50 miles from the location at which he was principally employed immediately prior to a Change in Control.

4. COMPENSATION.

         (A) ANNUAL BASE SALARY. For all of the services rendered by Executive during the first year of the period of employment, Company will pay Executive a base salary at the rate of not less than $448,000.00 per year, or such higher salary as may be in effect when a Change in Control (as defined in Section 3) occurs. The Company shall increase the annual base salary paid to Executive by applying a cost of living increase to be determined by the Board of Directors, such increase to be made effective the 1st day of January of each year of the employment term. However, under no circumstances shall the cost of living increase be less than 5% per annum. The annual base salary shall be payable at such regular times and intervals as the Company customarily pays its Executives from time to time.

         (B) INCENTIVE BONUS. For each fiscal year of employment during which the Company employs the Executive, the Executive shall be entitled to receive a target bonus of 30% of Executive's then current annual salary plus a multiplier up to 50% in accordance with the executive bonus plan established by the Board of Directors for determining the Executive's annual bonus, such incentive bonus to be paid effective the 1st day of January of each year of the employment term.

5. EXECUTIVE BENEFITS. Executive will be entitled to four weeks of vacation per fiscal year. Executive will be eligible for and will participate in, without action by the Board of Directors of Company or any committee thereof, any additional benefits and perquisites available to executive officers of Company, including any group health, life insurance, disability, or other form of Executive benefit plan or program of Company now existing or that may be later adopted by Company. This includes the health, dental and life insurance programs Company provides currently to its executives.

6. PAYMENT OF CHANGE IN CONTROL PAYMENT. Beginning on the Commencement Date and continuing for twenty-four (24) consecutive months (unless otherwise terminated or accelerated under the terms of this Agreement), the Company shall pay one twenty-fourth (1/24th) of the Change in Control Payment (as defined and calculated above) to the Executive (or his Beneficiar(ies) or Estate). In addition, on the Commencement Date, the Company shall transfer all of its interest in any automobile used by the Executive pursuant to the Company's Executive Automobile Policy (the "Executive Automobile Policy") and shall pay the balance of any outstanding loans or leases on such automobile (whether such obligations are those of the Executive or the Company) so that the Executive owns the automobile outright (in the event such automobile is leased, the Company shall pay the residual cost of such lease).

7. DEATH OR DISABILITY. Executive's employment will terminate immediately upon Executive's death. If Executive become physically or mentally disabled so as to become unable for a period of more than five consecutive months or for shorter periods aggregating at least five months during any twelve month period to perform Executive's duties hereunder on a substantially full-time basis, Executive's employment will terminate as of the end of such five-month or twelve-month period and this shall be considered a "disability" under this Agreement. Such termination shall not affect Executive's benefits under Company's disability insurance program, if any, then in effect.

8. TERMINATION. Either the Executive or the Company may terminate this Agreement for any reason upon not less than ten (10) days written notice.

         (A) TERMINATION OF EMPLOYMENT OTHER THAN BY RESIGNATION OF EXECUTIVE. Upon the termination of this Agreement for any reason (including termination of employment by the Executive for Good Reason, or the death or disability of Executive) other than by the resignation of Executive without Good Reason, the Executive shall be entitled to and paid six months' Annual Base Salary and target level Incentive Bonus as set forth in paragraph 3. COMPENSATION, based upon the then current salary level; provided that in the event the Executive's employment is terminated for any reason (including termination of employment by the Executive for Good Reason, or the death or disability of Executive) other than by the resignation of Executive without Good Reason prior to full payment of the Change in Control Payment, the Company shall also pay to the Executive any remaining unpaid Change in Control Payment that the Executive would have otherwise been paid had Executive continued employment with the Company.

         Further, upon the termination of this Agreement for any reason (including termination of employment by the Executive for Good Reason, or the death or disability of Executive) other than by the resignation of Executive without Good Reason, Company shall continue to provide the Executive (and if applicable, his beneficiaries) with the Executive Benefits (as described in Section 5), at no cost to the Executive in no less than the same amount and, on the same terms and conditions as in effect on the date on which the Change of Control occurs for a period of 3 years after the date of termination of the Executive's employment with the Company, or, alternatively, if the Executive (or his estate) elects at any time in a written notice delivered to the Company to waive any particular Executive Benefits, the Company shall make a cash payment to the Executive within ten days after receipt of such election in an amount equal to the present value of the Company's cost of providing such Executive Benefits from the date of such election to the end of the foregoing 3-year period, and such present value shall be determined by reference to the Company's then-current cost levels and a discount rate equal to 120 percent of the short-term applicable Federal rate provided for in Section 1274(d) of the Internal Revenue Code (the "Code") for the month in which the Change in Control occurs. In addition, the Company shall pay to the Executive, within 10 days after said termination, an amount equal to the sum of (a) the dollar value of vacation time that would have been credited to the Executive pursuant to the Company's Vacation Policy (the "Vacation Policy") if the Executive had remained employed by the Company through the "Anniversary Date" (as defined in the Vacation Policy) immediately following his termination of employment, multiplied by a fraction, the numerator of which is the number of days which elapsed from the Executive's Anniversary Date immediately preceding the date of termination through the date of such termination, and the denominator of which is 365, plus
         (b) the dollar value of vacation time which the Executive was entitled to have taken immediately prior to the Executive's termination, which was not in fact taken by the Executive; the dollar value of vacation time referred to above shall be equal to the amount which would have been paid to the Executive by the Company during such vacation time had the vacation time in fact been taken by the Executive immediately prior to the Executive's termination. If the Executive dies during the 3-year period following the termination of this Agreement for any reason (including termination of employment by the Executive for Good Reason, or the death or disability of Executive) other than by the resignation of Executive without Good Reason, the Company shall provide the Executive Benefits, to the extent applicable, to the Executive's estate, or make any applicable cash payments in lieu thereof to said estate. The Executive shall be deemed to be employed by the Company if the Executive is employed by the Company or any subsidiary of the Company in which the Company owns a majority of the subsidiary's voting securities. Notwithstanding anything else in the Agreement to the contrary, subsequent reemployment of the Executive by the Company or any successor of the Company following a Change in Control will not cause the Executive to forfeit any compensation or benefits provided in this Agreement.

         (B) TERMINATION OF EMPLOYMENT BY RESIGNATION OF EXECUTIVE. Upon the termination of this Agreement by the resignation of the Executive without Good Reason, the Executive shall be due no further compensation related to annual salary, incentive bonus, Executive Benefits, or Change in Control Payment than what is due and owing through the effective date of Executive's resignation. Termination of this Agreement by the resignation of the Executive shall not affect Executive's rights under the Retirement Agreement.

9. NON-COMPETITION: CONFIDENTIALITY.

         (A) NON-COMPETITION. During the period of Executive's employment with Company and until two years after the termination of Executive's employment, Executive will not, directly or indirectly, on Executive's own behalf or as a partner, officer, director, trustee, Executive, agent, consultant or member of any person, firm or corporation, or otherwise, enter into the employ of, render any service to, or engage in any business or activity which is the same as or competitive with any business or activity conducted by Company or any of its majority owned subsidiaries; provided, however, that the foregoing shall not be deemed to prevent the Executive from investing in securities of any company having a class of securities which is publicly traded, so long as through such investment holdings in the aggregate, the Executive is not deemed to be the beneficial owner of more than 5% of the class of securities that are so publicly traded. During the period of Executive's employment and until three years after the termination of Executive's employment, Executive will not, directly or indirectly, on Executive's own behalf or as a partner, shareholder, officer, Executive, director, trustee, agent, consultant or member of any person, firm or corporation or otherwise, seek to employ or otherwise seek the services of any Executive of Company or any of its majority owned subsidiaries.

         (B) CONFIDENTIALITY. During and following the period of Executive's employment with Company, Executive will not use for Executive's own benefit or for the benefit of others, or divulge to others, any information, trade secrets, knowledge or data of secret or confidential nature and otherwise not available to members of the general public that concerns the business or affairs of Company or its affiliates and which was acquired by Executive at any time prior to or during the term of Executive's employment with Company, except with the specific prior written consent of Company.

         (C) WORK PRODUCT. Executive agree that all programs, inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to the business of Company and its affiliates, actual or anticipated, or to any actual or anticipated research and development conducted in connection with the business of Company and its affiliates, and all existing or future products or services, which are conceived, developed or made by Executive (alone or with others) during the term of this Agreement ("Work Product") belong to Company. Executive will cooperate fully in the establishment and maintenance of all rights of Company and its affiliates in such Work Product. The provisions of this Section 9(C) will survive termination of this Agreement indefinitely to the extent necessary to require actions to be taken by Executive after the termination of the Agreement with respect to Work Product created during the Agreement.

         (D) ENFORCEMENT. If any covenant or agreement contained in this Section 9 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement will not be rendered unenforceable thereby but rather the duration, geographical scope or character of restriction of such covenant or agreement will be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement will be enforced as so modified.

10. REPRESENTATIONS. Executive hereby represents and warrants to Company that
(i) the execution, delivery and full performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject; (ii) Executive is not a party or bound by any employment agreement, consulting agreement, agreement not to compete, confidentiality agreement or similar agreement with any other person or entity; and (iii) upon the execution and delivery of this Agreement by Company, this Agreement will be Executive's valid and binding obligation, enforceable in accordance with its terms.

11. ARBITRATION. In the event of any dispute between Company and Executive with respect to this Agreement, either party may, in its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator will be selected by agreement of the Parties or, if they cannot agree on arbitrator or arbitrators within 30 days after the giving of such notice, the arbitrator will be selected by the American Arbitration Association. The determination reached in such arbitration will be final and binding on both Parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the Parties, any such arbitration will take place in West Palm Beach, Florida and will be conducted in accordance with the rules of the American Arbitration Association. If the Executive is the prevailing party in any such arbitration, he will be entitled to reimbursement by Company of all reasonable costs and expenses (including attorneys' fees incurred in such arbitration).

12. ASSIGNMENT. Executive may not assign, transfer, convey, mortgage, hypothecate, pledge or in any way encumber the compensation or other benefits payable to Executive or any rights which Executive may have under this Agreement. Neither Executive nor Executive's beneficiary or beneficiaries will have any right to receive any compensation or other benefits under this Agreement, except at the time, in the amounts and in the manner provided in this Agreement. This Agreement will inure to the benefit of and will be binding upon any successor to Company. As used in this Agreement, the term "successor" means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of Company. This Agreement may not be otherwise assigned by Company.

13. GOVERNING LAW. This Agreement shall be governed by the laws of Florida without regard to the application of conflicts of laws.

14. ENTIRE AGREEMENT. This Agreement and the Executive Retirement Agreement constitute the only agreements between Company and Executive regarding Executive's employment by Company. This Agreement and the Executive Retirement Agreement supersede any and all other agreements and understandings, written or oral, between Company and Executive. A waiver by either party of any provision of this Agreement or any breach of such provision in an instance will not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision. This Agreement may be amended, modified or changed only by further written agreement between Company and Executive, duly executed by both Parties.

15. NOTICES. Any and all notices required or permitted to be given hereunder will be in writing and will be deemed to have been given when deposited in United States mail, certified or registered mail, postage prepaid. Any notice to be given by Executive hereunder will be addressed to Company to the attention of its General Counsel at its main offices, 4200 Wackenhut Drive, Palm Beach Gardens, Florida 33410. Any notice to be given to Executive will be addressed to Executive at Executive's residence address last provided by Executive to Company. Either party may change the address to which notices are to be addressed by notice in writing to the other party given in accordance with the terms of this Section.

16. HEADINGS. Section headings are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

17. CANCELLATION OF EXECUTIVE SEVERANCE AGREEMENT DATED MAY 4, 2001. The Executive Severance Agreement entered into by and between Executive and Company on May 4, 2001, is hereby cancelled and terminated as of the date of execution of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement under seal as of the date first above written.

                                       WACKENHUT CORRECTIONS CORPORATION



                                       By: /s/ George R. Wackenhut
                                           -------------------------------------
                                           George R. Wackenhut
                                           Chairman



                                       EXECUTIVE



                                       By: /s/ Wayne H. Calabrese
                                           -------------------------------------
                                           Wayne H. Calabrese
                                           President & Chief Operating Officer

Approved by a majority of the members of the Company Nominating & Compensation Committee at a duly convened meeting of that committee held on the 7th day of March 2002.



/s/ Benjamin R. Civiletti
-----------------------------------
Mr. Benjamin R. Civiletti, Chairman



/s/ Richard H. Glanton
-----------------------------------
Mr. Richard H. Glanton, Member